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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                              COMPLETEL EUROPE N.V.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                                 ORDINARY SHARES
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                   N21590 10 9
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                                 MARCH 30, 2000
     ---------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
N21590 10 9
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

COMPLETEL LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) X
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

DELAWARE
--------------------------------------------------------------------------------
                         5.   Sole Voting Power
                              57,086,073
Number of                -------------------------------------------------------
Shares                   6.   Shared Voting Power
Beneficially                  - 0 -
Owned by                 -------------------------------------------------------
Each                     7.   Sole Dispositive Power
Reporting                     57,086,073
Person With              -------------------------------------------------------
                         8.   Shared Dispositive Power
                              - 0 -
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     57,086,073
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     35.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

CUSIP No.
N21590 10 9
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

COMPLETEL (N.A.) N.V.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) X
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

NETHERLANDS ANTILLES
--------------------------------------------------------------------------------
                         5.   Sole Voting Power
                              -0-
Number of                -------------------------------------------------------
Shares                   6.   Shared Voting Power
Beneficially                  57,086,073
Owned by                 -------------------------------------------------------
Each                     7.   Sole Dispositive Power
Reporting                     -0-
Person With              -------------------------------------------------------
                         8.   Shared Dispositive Power
                              57,086,073
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     57,086,073
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     35.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer

          CompleTel Europe N.V.

     (b)  Address of Issuer's Principal Executive Offices

          Kruisweg 609
          2131 NA Hoofddorp
          The Netherlands

ITEM 2.

     (a)  Name of Person Filing

          This Schedule 13G is being filed on behalf of CompleTel LLC and CompleTel (N.A.) N.V.

     (b)  Address of Principal Business Office or, if none, Residence

          The address for CompleTel LLC is as follows:
          6300 Syracuse Way, Suite 355
          Englewood, CO  80111

          The address for CompleTel (N.A.) N.V. is as follows:
          De Ruyterkade 62, P.O. Box 812
          Curacao, Netherlands Antilles

     (c)  Citizenship

          CompleTel LLC is a Delaware limited liability company.
          CompleTel (N.A.) N.V. is a Netherlands Antilles limited company.

     (d)  Title of Class of Securities

          Ordinary Shares, par value Euro 0.10 per share (the "Ordinary
          Shares").

     (e)  CUSIP Number

          N21590 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 17 C.F.R. SECTION 240.13d-1(b) OR 17 C.F.R. SECTION 240.13d-2(b) OR (c), CHECK 3. WHETHER THE PERSON FILING IS A: Not applicable

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. Section 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. Section
               78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. Section 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. Section 80a-8).

     (e) [ ] An investment adviser in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with 17 C.F.R.
               Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned

     CompleTel LLC 57,086,073 (1)

     CompleTel (N.A.) N.V. 57,086,073

     (b)  Percent of class:

     CompleTel LLC 35.6 (2)

     CompleTel (N.A.) N.V. 35.6 (2)

     ------------------

     (1)  These shares are held indirectly through CompleTel (N.A.) N.V.

     (2) Based upon 160,555,222 Ordinary Shares issued and outstanding as of December 31, 2000.

     (c) The following indicates for each filing person the number of shares of Company securities as to which there is sole and/or shared power to vote or dispose of the shares:

          CompleTel LLC

          Sole Power(1)            Shared Power
          -------------            ------------
           57,086,073                 - 0 -


          CompleTel (N.A.) N.V.

          Sole Power(1)            Shared Power
          -------------            ------------
             - 0 -                   57,086,073

          -------------------
          (1) CompleTel LLC has the ultimate power to vote and dispose of the Ordinary Shares due to its ownership of 100% of the stock of CompleTel (N.A.) N.V.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10. CERTIFICATION

     N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pursuant to Rule 13d-1(k), this Schedule 13G is filed jointly on behalf of each of CompleTel LLC and CompleTel (N.A.) N.V.


Date: February 12, 2001.                CompleTel LLC


                                        By: /s/ James E. Dovey
                                            -------------------------------
                                            Name: James E. Dovey
                                            Title: Manager


Date: February 12, 2001.                CompleTel (N.A.) N.V.

                                        By: Curacao Corporation Company N.V.
                                            Managing Director

                                        By: /s/ W.V. van den Stoorn
                                            /s/ M. Govaard
                                            -------------------------------
                                            Name: W.F. van den Stoorn/M. Govaard
                                            Title: attorneys-in-fact